EXHIBIT 99.1

Artelo Biosciences Reports Third Quarter 2019 Financial Results and Provides Corporate Update

LA JOLLA, CA–July 15, 2019–Artelo Biosciences, Inc. (NASDAQ: ARTL), a clinical stage biopharmaceutical company focused on the development of therapeutics that modulate the endocannabinoid system, today reported financial results for the third quarter ending May 31, 2019 and provided a corporate update.

 “The first half of 2019 has been a period of transformation for Artelo,” stated Gregory D. Gorgas, President and Chief Executive Officer of Artelo Biosciences.  “We have focused on placing Artelo in a stronger financial position and have raised a total of $8.9 million to date in 2019, including our recently completed financing of $7.3 million in net proceeds with a concurrent up listing to the Nasdaq.  This financing enabled us to exercise our option to in-license ART27.13, our lead development candidate that is expected to enter a Phase 1b/2a study for cancer-related anorexia toward the end of 2019. The study is designed to determine the most effective and safest dose and evaluate activity using criteria such as weight gain, lean body mass, and improvement of anorexia.”

“We continue to make significant progress on our other pipeline product candidates,” continued Mr. Gorgas. “With ART12.11, our proprietary cannabidiol (“CBD”) cocrystal program with improved pharmaceutical properties, we expect to be able finalize the process chemistry over the next few months, which is an important step leading to GMP manufacturing.”

Mr. Gorgas concluded, “We believe our FABP5 program, designated ART26.12, holds significant potential in the field of cancer therapy by modulating important pathways in lipid signaling and we plan to initiate investigational application studies in the fourth quarter of 2019.”

Third Quarter 2019 Business Highlights and Other Recent Developments:

•	In March, Artelo accelerated formulation and manufacturing activities with ART27.13 to prepare for a clinical study in cancer-related anorexia. ART27.13 is a highly potent peripherally restricted synthetic dual cannabinoid agonist believed to target peripheral cannabinoid receptors sending a feeding message to the brain. ART27.13 has been previously evaluated in 205 subjects across five phase 1 studies conducted by AstraZeneca plc.
•	In April, Artelo filed a non-provisional patent application with the United States Patent and Trademark Office under prioritized examination with claims directed to CBD and the coformer tetramethylpyrazine (TMP). It is believed this next generation CBD cocrystal will offer greater consistency of exposure, which is expected to improve safety and efficacy.
•	In April, Artelo also triggered the worldwide exclusive license in all fields for ART27.13 and the final licensing payment was made in July.
•	In May, Artelo raised $417,723 in a private placement unit offering in which each unit sold consisted of one share of common stock and one warrant to purchase half a share of common stock.
•	In June, Artelo successfully completed a public offering, raising net proceeds of approximately $7.3 million, with a concurrent uplisting to NASDAQ.
•	In June, in collaboration with The Research Foundation of the State University of New York Stony Brook, Artelo optimized the chemistry for the lead molecule in its FABP5 inhibitor program achieving substantially improved potency and target selectivity. FABP5 is an intra-cellular protein that serves as a carrier for certain lipids, including endocannabinoids and fatty acids and inhibition of FABP5 has been shown to suppress the growth and migration of breast and prostate cancers.

Financial Highlights

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Operating expenses for the three months ended May 31, 2019 were $941,288 compared to $577,857 for the same period in 2018. The Company’s operating expenses were primarily related to professional fees for ongoing regulatory requirements, research and development and general and administrative expenses.

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Net loss was approximately $344,883, or $0.17 per basic and $0.40 per diluted share for the quarter ended May 31, 2019 compared to a net loss of $577,857, or $0.36 per basic and diluted share for the quarter ended May 31, 2018. Net loss for the third quarter ended May 31, 2019 included a gain of $563,966 related to the change in the fair value of derivative liabilities

•	As of May 31, 2019, the Company had approximately $286,439 in cash, compared to $337,424 as of August 31, 2018.

•	On June 21, 2019, the Company announced the completion of its public offering for gross proceeds of $8.0 million, before deducting underwriting discounts, commissions and other offering expenses.

About Artelo Biosciences

Artelo Biosciences, Inc. is a San Diego-based biopharmaceutical company dedicated to the development and commercialization of proprietary therapeutics targeting the endocannabinoid system. Artelo is rapidly advancing a portfolio of broadly applicable product candidates designed to address significant unmet needs in multiple diseases and conditions, including anorexia, cancer, pain, and inflammation. Led by proven biopharmaceutical executives collaborating with highly respected researchers and technology experts, the company applies leading edge scientific, regulatory, and commercial discipline to develop high-impact therapies.

More information is available at www.artelobio.com and Twitter: @ArteloBio.

Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and Private Securities Litigation Reform Act, as amended, including those relating to the Company’s product development, clinical and regulatory timelines, market opportunity, competitive position, possible or assumed future results of operations, business strategies, potential growth opportunities and other statement that are predictive in nature. These forward-looking statements are based on current expectations, estimates, forecasts and projections about the industry and markets in which we operate and management’s current beliefs and assumptions.

These statements may be identified by the use of forward-looking expressions, including, but not limited to, “expect,” “anticipate,” “intend,” “plan,” “believe,” “estimate,” “potential,” “predict,” “project,” “should,” “would” and similar expressions and the negatives of those terms. These statements relate to future events or our financial performance and involve known and unknown risks, uncertainties, and other factors which may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include those set forth in the Company’s filings with the Securities and Exchange Commission, including our ability to raise additional capital in the future. Prospective investors are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise, except to the extent required by applicable securities laws.

Investor Relations Contact:

Crescendo Communications, LLC

Tel: 212-671-1020

Email: ARTL@crescendo-ir.com